UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT 1934

Date of Report (Date of earliest event reported): December 31, 2013

HEALTHCARE CORPORATION OF AMERICA

(Exact name of registrant as specified in charter)

Delaware	000-54527	27-4563770
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

66 Ford Road
Suite 230
Denville, NJ	07834
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(973) 983-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

The sole purpose of this Amendment No. 1 to Healthcare Corporation of America’s Current Report on Form 8-K (the “Report”) filed with the Securities and Exchange Commission on January 3, 2014 is to clarify that Ms. Natasha Giordano was appointed as Chief Executive Officer, and not Chief Financial Officer, of Healthcare Corporation of America.

No other changes have been made to the Report. Except as set forth herein, this Amendment No. 1 to the Report does not reflect events that may have occurred subsequent to the original filing date, and does not modify or update in any way the disclosures made in the original Report.

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Gary Sekulski

On December 31, 2013, Gary Sekulski resigned as Chief Executive Officer of the Company effective upon the appointment of his successor, Natasha Giordano. In addition, he resigned as Chairman of the Company’s board, however, he will continue to serve as a director of the Company.

Natasha Giordano

On December 31, 2013, the Company appointed Natasha Giordano to serve as Chief Executive Officer, President and director of the Company, effective January 1, 2014.

Ms. Giordano brings over 20 years of experience in various leadership positions in the healthcare industry. Ms. Giordano served as the Chief Executive Officer, President and Director of Xanodyne Pharmaceuticals, Inc. a branded specialty pharmaceutical company with development and commercial capabilities focused on pain management, from May 2010 to August 2012 and Chief Operating Officer since 2009. Prior to that, she served as President, Americas for Cegedim Dendrite (formerly Dendrite International Inc.) from 2007 to 2008 and as Senior Vice President of the Global Customer Business Unit of Cegedim Dendrite from 2004 to 2007. She had been with Cegedim Dendrite since 2000 and served as Group President for Global Business Unit for major customers, and Vice President of Global Sales. Earlier in her career, she worked nine years with Parke-Davis then owned by Warner Lambert in several sales and marketing positions including Strategic Alliance management and Sales Integration. Ms. Giordano holds a Bachelors of Science degree in nursing from Wagner College in New York.

In connection with Ms. Giordano’s appointment, the Company entered into an employment agreement dated December 3, 2013. On December 31, 2013 the Company and Ms. Giordano amended the employment agreement. The agreement, as amended, provides for an employment term of three years, during which Ms. Giordano will receive an initial annual base salary of $420,000. Ms. Giordano will also be eligible for an annual bonus equal to up to 50% of her base salary based on the achievement of annual targets established by the Board. Upon effectiveness of her appointment, Ms. Giordano shall be granted a ten-year option to acquire shares of common stock of the Company equal to 4.7% of the fully diluted equity of the Company. The option will be exercisable for the greater of the conversion price of the notes issued in the Private Placement or the fair market value of the Company’s Common Stock on the date of issuance.

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Pursuant to the employment agreement, in the event that Ms. Giordano is terminated without cause or Ms. Giordano terminates employment for good reason prior to the end of the employment term, she will be entitled to: (i) all accrued obligations, including salary, expense reimbursement, etc.; (ii) a pro-rated bonus for the year of termination; (iii) one year’s salary; (iv) her targeted annual bonus for the twelve months following termination; (v) the automatic vesting of the option issued at the time of appointment; and (vi) health insurance benefits for the twelve months following termination. In the event of Ms. Giordano’s death during the employment term, her spouse or estate will be entitled to: (i) all accrued obligations, including salary, expense reimbursement, etc.; (ii) one year’s base salary; (iii) a pro-rated bonus for the year of death; and (iv) the automatic vesting of the option issued at the time of appointment.

The foregoing is a summary of the material terms of Ms. Giordano’s employment agreement and amendment thereto, copies of which are attached hereto as Exhibit 10.1 and 10.2, respectively.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2014

HEALTHCARE CORPORATION OF AMERICA

By:	/s/ Yoram Bibring
Name:	Yoram Bibring
Title:	Chief Financial Officer

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